Exhibit 99.2

VOXX(2020 Q1 Results)

July 11, 2019

Corporate Speakers:

•	Glenn Wiener, VOXX International Corporation; Investor Relations
•	Patrick Lavelle; VOXX International Corporation; President, CEO & Director
•	Charles Stoehr; VOXX International Corporation; Senior VP, CFO & Director
•	John Shalam; VOXX International Corporation; Chairman of the Board

Participants:

•	Eric Landry; BML Capital Management, LLC; Senior Analyst
•	Thomas Kahn; Kahn Brothers Advisors LLC; Chairman, President, Treasurer, Chief Compliance Officer & Director
•	Michael Malouf; Craig-Hallum Capital Group LLC; Research Division, Partner, Senior Research Analyst & Head of Boston Team
•	Braden Leonard; BML Capital Management, LLC; Managing Member and Founder

PRESENTATION

Operator^  Good day, ladies and gentlemen. Welcome to VOXX International's First Quarter Conference Call.  (Operator Instructions).  As a reminder, today's conference is being recorded.  I would now like to turn the call over to Mr. Glenn Wiener, Investor Relations. Sir, you may begin.

Glenn Wiener^  Thank you, Victor. Good morning. Welcome to VOXX International's Fiscal 2020 First Quarter Results Conference Call. Our call today is being webcast live on our website, www.voxxintl.com, and a replay is available for those who are unable to make today's call.

Speaking from management will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President, Chief Financial Officer. Following their remarks, we'll have a Q&A session for those investors wishing to ask any questions.

Additionally, John Shalam, Chairman of the Board, is also with us today and will be available during the Q&A. I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information.

The company assumes no responsibility to update any such forward-looking statements. And risk factors associated with our business are detailed in our Form 10-K for the period ended February 28, 2019. I'd like to thank you all for your interest in VOXX. And at this time, I'd like to turn the call over to Pat Lavelle.

Patrick Lavelle^  Good morning and thank you Glenn. It's been roughly 2 months since we reported our year-end results and outline our plan to return VOXX to profitability. As we have seen from our last 2 divestitures, there is significant value in our assets.

Frankly, more value in our cash and real estate assets than what our current share price yields, which is what is driving the aggressive actions underway to increase shareholder value.

Improving cash flow and adjusted EBITDA are key priorities as we move to recapture the value in our business assets, so this too becomes reflected in our share price.

As I said on our year-end call, we'll take a few quarters to align our cost structure and exit non-core products and product categories as well as to generate some of the synergies resulting from our restructuring.

I'm confident that as we move further into the fiscal year, we will be in a stronger position operationally, unfortunately with 1 caveat, and that is the Automotive market. Economic indicators point to lower car sales this year, which will affect our OEM business given the lower volume of vehicle launches compared to our original fiscal 2020 expectations.

In the first half of the year, major automakers saw U.S. new car sales drop 6 straight months of weaker sales compared with the same period in 2018 and the trend is expected to continue throughout 2019.

It's not a catastrophic drop, but with rising car prices, the pace of sales and current inventory, it could continue to lead to not just lower volume but a delay in certain vehicle launches.

Our Q1 results reflect this as OEM sales were down $8.1 million year-over-year, [2] vehicle launches were delayed by customers, lower sales at one of our major OEM customers left them with higher inventory and reduce the purchases from us, and finally, another OE dropped passive entry products from their line, though this last piece was accounted for in our budgeting process.

Aftermarket sales were also affected by lower vehicle sales and were down $1.9 million or just over 11%. Although, satellite radio, which continues to move to the OE side accounted for more than half of that decline. For VOXX, the decline in the auto market will certainly impact this fiscal year.

But long-term, this is not a major concern as our position with our OEM customers remains strong. We're adding new vehicles for our Evo Rear Seat Entertainment systems and are in discussions with new OEM partners, which if they materialize, would positively impact our business in the years ahead.

Our (inaudible) technology is also making steady progress and should positively impact next year's segment sales.

Additionally, the good news from what we are seeing overall is that U.S. buyers are gravitating towards SUV and pickup trucks this year, which is more heavily weighted to our current business model.

Our Consumer Electronics segment, which consists of our former premium audio segment and the Consumer Accessories segment, less EyeLock, they performed well in the first quarter. Net sales were up $2.7 million year-over-year in Q1 with Premium Audio product sales up $4.3 million or over 13%.

We saw a significant increase in the sale of premium home separate speakers, mobility products and our Premium commercial speakers. The commercial business should be a source of growth this year as we have expanded distribution and see higher volume for our Margaritaville resort projects.

Additionally, a few weeks ago, we announced the distribution partnership with SnapAV, becoming their exclusive national custom installation distribution partner for speakers in the United States.

(inaudible) will join SnapAV's brand of episode speakers in their portfolio and will be available for purchase in August, which will start contributing to our performance in the end of Q2. And over the first year, 12 months should generate an additional $10 million in new revenue with growth projected thereafter.

We ran a successful pilot with the dish and last month just launched on their on-text smart home services. A new direct-to-consumer smart home solutions brand, where on-tech will provide consumers with professional installations, set up and education for the latest smart home devices and entertainment systems.

This new business places Klipsch as 1 of 2 audio brands on all dish on-tech trucks, providing soundbars and multi-room audio along with a good, better, best passive speaker offering.

Our Klipsch 1 GBA will be going into all trucks beginning in November and will begin contributing to our Q4 results.

Another positive development announced last week as Klipsch will begin selling a limited assortment of its headphones, tabletop speakers and soundbars online and to select retailers in China.

We will offer these products on tmall.com, the world's second largest e-commerce site effective immediately, with plans to expand online distribution and to select retailers websites in the fall.

We will be selling online initially, managing inventory accordingly and building marketing campaigns to expand Klipsch's premium brand equity in one of the world's fastest growing economies.

Staying within the Consumer Electronics segment, other CE product sales were down (inaudible) but keep in mind, we had a lot of discontinued products and deemphasized several product categories.

Many of the categories we are focusing on grew in Q1 year-over-year, helping to offset lower sales as a result of reduced SKUs.

Additionally, total Germany sales were down $1.6 million for the comparable Q1 period. So our domestic business was essentially flat, which is a positive given the declines in recent years.

Just a few things to highlight. The total audio sales increased by close to $5 million, as we added costco of Canada as a distribution partner for our acoustic research outdoor speakers. We also saw an increase in sales of karaoke products under our (inaudible) brand due to expanded offerings and higher sales via Amazon.

Sales of hookup, reception and remote were down approximately $300,000, where much of the SKU rationalization took place in the hookup category.

Reception, which is an area we remained focused on giving our strong technology, our brands and our customer base grew close to 15% year-over-year as some of our new products exceed expectation, particularly at Walmart.

General Accessories, which consist of just about everything else, less our wearable category, which where we had the decline domestically and that is in line with our strategy. And that strategy is to focus on higher margin, longer life cycle and more sustainable product categories.

And lastly, healthcare and the wearable category. (inaudible) is the distribution partner in support of the United Healthcare's Motion Program, handling the distribution and logistical support for the wearable devices for our Apple, Fitbit, Samsung, Garmin and Stride.

During Q1, we saw a $1.2 million sales increase year-over-year as more members were added to the motion program, and we added Apple product, which is not part of the prior year's results.

This program and our position overall in the wearable category is expected to drive nice growth for VOXX in the coming fiscal year and the years that follow. Within the biometrics segment. Essentially, we had no revenue for the quarter as we had orders for both EXT and NXT products but did not have the inventory to ship in Q1.

NXTs were being modified and upgraded, and the EXTs were just about to be launched.  Both situations have since been remedied, and we began shipping both solutions to customers in the healthcare, financial services and educate -- education verticals in June.

As we noted on our last call, we also had orders for the ViaTouch AI vending machine. But ViaTouch manufacturing delays had stumped shipments.

That too has been rectified, and we shipped our first 250,000 units for this year in June with more to follow throughout the year based on projected pilots, launches and marketing activities of ViaTouch.

We're also making progress on healthcare side. But we're still not in a position to provide specific details as we are currently in contractual negotiations.  We believe that by next quarter, we will be in a position to being talking about the program and anticipated contributions.

On the physical security side, our focus over the next 2 to 3 quarters will be in healthcare, financial services and education, as this is where the greatest volume of near-term opportunities exist.

On the embedded side, our focus will be in healthcare and will various security applications. There is also a new development on the Automotive side that we are working on.

This is a new application incorporating EyeLock embedded solution in vehicle. But this is in the early stage of development similar to other pilot and prototype projects we are engaged on, but this one, we should be demonstrating samples and things at this year's coming CES show.

EyeLock should generating more revenue in the coming quarters and losses are anticipated to decline throughout the year as we are now truly moving from R&D to commercialization.

And just a few more comments before I turn the call over to Mike. In our earnings release yesterday, we announced new employment agreements for Mike Stoehr, Lori and Shelton, our COO and for myself.

We had an independent compensation benefits advisory firm working with us to determine best practices and to further align key executives with shareholders. In all agreements, you will see that bonuses will now be paid on adjusted EBITDA, whereas our past bonuses were based on pretax net income.

This was done to align further compensation with more of a true operating figure, and there are different calculations for each of us based on meeting minimum adjusted EBITDA thresholds.

Additionally, my stock composition will increase as part of the new agreement with terms and conditions set forth in the agreement, and based on our stock price exceeding $5 per share during the 5-year employment term.

The goal is to further align my interest with shareholders, which this new agreement accomplishes.

And as a reminder, John Shalam has agreed to forego his annual bonus and remains the largest shareholder at VOXX.

As a follow up to the share repurchase program, I just wanted to point out that we were precluded from purchasing stock after the program was announced and intend to execute on this program once the window opens, as we believe our stock at present value represents a strong investment for the company.

Subject to the completion of a financing contingency, we remain on track to close our previously announced sale of our German Accessories business on and around August 31, which will further strengthen our cash position and balance sheet.

The transaction is expected to generate approximately $19 million in gross proceeds with the final purchase price subject to further net cash and working capital requirements.

At the same time, we expect to remove approximately $30 million in revenue and a little over $3 million in adjusted EBITDA on an annual basis, once the transaction is complete.

Additionally, the potential to generate [EUR 2.4 million] exists and there is an option agreement granting (inaudible) company the right to purchase the real estate property in line (inaudible) which we expect that this will close just pending the resolution and environmental study, and this is going to be a subsequent event to the transaction.

In May, we signed a nonbinding LOI to sell our real estate in Pauline Germany with anticipating gross proceeds of $12 million.

This past Monday, the parties entered into a formal purchase and transfer agreement for the sale of the Pauline property, which is expected to close in the fall.

We are continuing to look at acquisitions. Our current focus is on strengthening our consumer and Automotive Electronics segments. And there are a number of companies that we have identified and/or have been in discussions with.

Nothing is eminent but our strategy while divesting is to replace sales, EBITDA and cash flow and find companies that may enable us to leverage our infrastructure and generate even more synergies and profitability.

And lastly, the Board is continuing to evaluate the benefits and timing of the decline in dividend. We believe the shared repurchase program and dividend represent good uses of capital. And we would like to get through the next few quarters and see how our business performs, and what other corporate events may come about. But I want you to know, this is part of our strategy.

I'm going to turn the call over to Mike now to review some of the quarterly numbers and our balance sheet. And then will come back for the questions.

Charles Stoehr^  Thanks, Pat. Just a little clarity, the shipments in June for the (inaudible) is 250 units, not 250,000.

Good morning, everyone. As a reminder, we changed our segment reporting structure effective March 1. The first day of our fiscal year and our results of operations taking into account the segments of Automotive Electronics, Consumer Electronics and Biometrics.

All P&L comparisons are based on the first quarter ended May 31, 2019 and May 31, 2018. We reported net sales of $93.5 million compared to $100.9 million, a decline of $7.4 million.

Automotive Electronics segment sales were $29.6 million, a decline of $10 million and biometrics segment sales were down approximately $200,000.  This was partially offset by a $2.7 million increased in our Consumer Electronics segment.  Pat provided with the key drivers for the year-over-year variances.

Consolidated gross margins at 27.8% were up 40 basis points. On a segment basis, Automotive electronic gross margins were 22.4%, down 280 basis points due primarily to declines in OEM security and remote stock products sales as well as aftermarket head rest products, as these products typically generate higher gross margins.

Sales of certain aftermarket security products contributed favorably to the segment margins for the quarter as the lower volumes of satellite radio product sales.

Consumer Electronics segment gross margins of 30% increased by 130 basis points, driven by higher sales and premium home separate speakers, mobility products and commercial speakers as well as higher margins of karaoke products.

Offsetting factors within this segment included lower European margins caused by changes in product mix, discounts (inaudible) on certain products in fiscal 2020 first quarter, which were not offered in the prior-year period.

Biometrics segment gross margins were up, but again, sales were immaterial and the increase was a result of the release of inventory results in the fiscal 2020 first quarter. This remains a high gross margin offering. And as we begin to wrap up sales this year, we expect positive contributions.

Total operating expenses of $33.1 million increased [$400,000] year-over-year. However, in last year's fiscal first quarter, we had approximately $2.1 million in reimbursement of legal fees.

Excluding this, year-over-year operating expenses were down $1.7 million. Selling expenses of $9.9 million declined by $800,000 due to a decline in commissions based on lower sales, a decline in sales salaries resulting from the restructuring, and other declines throughout our business due to lower headcount.

We also had lower advertising costs and display amortization expense as many displays and fixtures are fully amortized. This was partially offset by new hires and approximately [$200,000] for employees that shifted from a G&A to selling relating to structuring initiatives.

General and administrative expenses of $17.4 million increased by $1.3 million. Though note, the $2.1 million reimbursement I just spoke of, is included within our fiscal 2019 G&A, and excluding this, G&A was down approximately $800,000.

We also had a decrease in salary expense due to lower headcount and the transfer of certain employees to selling as noted above.

Engineering and technical support expenses of $5.8 million were roughly in line with prior year, down approximately $100,000.  We had higher engineering labor cost in our Automotive segment to offset by lower engineering labor cost in our Consumer Electronics segment.

Within this CE segment, R&D increased to support new product launches. And within our biometrics segment, R&D declined as a majority of the products are now nearly completed.

On an operating basis, we [$7.1 million] versus $5 million in fiscal 2019 first quarter. Excluding the $2.1 million reimbursement of legal fees in fiscal 2019 first quarter, operating loss would have been roughly in line with -- for the comparable period.

We spoke -- with respect to total and other income net, we had $2.1 million in total other income in the fiscal 2020 first quarter compared to $1.4 million in the comparatively year-ago period.

(inaudible) bank charges declined by approximately $100,000 due to the amendment in our Wells Fargo lending agreement, in which the fees changes charged for unused portion of line of credit were lowered. And as we stated, we currently have no borrowings outstanding on our domestic credit facility.

Equity and income of equity investees declined by approximately $400,000 due to partially to lower sales, the impact of tariffs and certain product (inaudible) expenses incurred this fiscal year that were not present in the first quarter of last fiscal year.

This resulted in a pretax loss of $5 million in fiscal 2020 first quarter versus a pretax loss of $3.7 million in the comparable period a year ago period.

We recorded an income tax benefit of $2.6 million in the fiscal 2020 first quarter compared to $1.1 million in the fiscal 2019 first quarter.  The effective tax rate for the 3 months ended May 31, 2019 was an income tax benefit of 52.7% compared to 30.4% in the comparable period last year.

The effective tax rate differs from the statutory rate of 21%, primarily due to the immediate U.S. taxation of borrowings earnings, noncontrolling interest related to EyeLock, LLC, state and local income taxes, nondeductible permanent differences and income tax in foreign jurisdiction at varying tax rates.

In addition, the valuation allowance primarily increased the U.S. tax credits for which no income tax benefit can be recognized. The estimated annual effective tax rate for fiscal 2020 is 54.2% and is based on our annual pretax income forecast, which includes profitable jurisdictions anticipating an income tax provision and loss jurisdictions for which a limited tax benefit can be recognized.

If the annual pretax income forecast is achieved for the remainder of the fiscal year, the company anticipates recognizing an income tax provision subsequent quarters of fiscal 2020.

Net loss attributable to VOXX was $1.1 million in this fiscal year's first quarter compared to a net loss attributable to VOXX of approximately $900,000 in the comparable period last year, where a loss per basic and diluted shares of $0.05 versus a loss of $0.04.

Lastly, we reported an adjusted EBITA loss of $800,000 for fiscal 2020 first quarter versus adjusted EBITDA of $1.5 million or $2.2 million decline. This was due to lower sales and higher expenses, which include the one-time settlement reimbursement and offset by higher gross margins and other income net.

As for the balance sheet, cash and cash equivalents as of May 31, 2019, were [$60] million, up $1.8 million since fiscal year end at February 28. On a year-over-year basis, compared to May 31, 2018, our cash and cash equivalents increased by $10.2 million.

Where the 2 transactions to be announced and upon the closing of each, we expect cash to increase by approximately $30 million.

Based on working capital adjustments and related fees and net of closing cost and margins. Also note, the international accessory sales includes the option to purchase real estate and could generate an additional $2.7 million based on the current euro to U.S. dollar conversion net of fees.

Total debt as of May 31, 2019, was $16 million as compared to $17.6 million as of February 28, 2019, an improvement of $1.6 million. The company's total debt consists of mortgages related to our domestic and international properties and a euro asset-based lending obligation to support our German operations. Total long-term debt as of May 31, 2019, was $7.5 million as it compared to $7.6 million as of February 28, 2019, improvement of $100,000. We expect our debt to decline further upon the completion of the sale of our Pauline facility. Our balance sheet remains a company strength and affords us to leverage to execute a number of initiatives to improve our business. Operator, we are now ready to open up the call for questions.

QUESTIONS AND ANSWERS

Operator^  (Operator Instructions) And your first question will come from the line of Eric Landry with BML Capital Management.

Eric Landry^  So the EyeLock deals that you're currently in negotiations but can't say anything, with this is -- did I hear that correctly? This is 1 deal?

Patrick Lavelle^  Yes. This is 1 deal that is essentially a multiyear deal.

Eric Landry^  In the healthcare space?

Patrick Lavelle^  Yes.

Eric Landry^  Okay. So the number of facilities is -- I mean, shot in the dark, is in the tens or the hundreds or thousands as far as facilities go?

Patrick Lavelle^  I -- it could be very substantial because customer negotiations with the company on the final numbers and everything else. I'd like to pass on that, and hopefully come back in the third quarter.

Charles Stoehr^  We have a nondisclosure at this time.

Patrick Lavelle^  Yes. We're working on a nondisclosure at this point, but it is significant to our numbers.

Eric Landry^  Got you. Okay. I thought I'd give it a shot. The inventory issue with the NXT and the EXT, is it safe to assume that the sales would have, sort of, been at the normal run rate in the quarter had that not happening, the couple [hundred thousand range?]

Patrick Lavelle^  A little bit higher because of the fact that we had the EXTs were all new, okay. The NXT were upgraded and modified to the latest software. And the EXT, which is the outdoor unit were all new, those would have been our first shipments. So we were anticipating a higher run rate than last year on the hardware sales.

Eric Landry^  Okay. And on the vending machine, you mentioned that it was a manufacturing issue. I just want to make clear that there hasn't been any sort of adjustment on the number, the initial forecast has -- is still intact as far as the eventual number of those things in the market?

Patrick Lavelle^  Yes. This was a launch for them. They wanted to make sure that it's a very expensive machine, and they want to make sure that everything was right. So the launch was scheduled for the first quarter.

They didn't make it in but they are now shipping product. And not only are they -- they are quite bullish about the number of units that they're going to be able to build. The think their biggest hold back right now is the ramping up to the numbers that they have.

Eric Landry^  I got you. Shifting gears a little bit, was there any key true wireless revenue in the May quarter?

Patrick Lavelle^  No.

Eric Landry^  Okay. I'm assuming that, that is starting to shift this quarter if it hasn't already?

Patrick Lavelle^  Yes. It started this month, yes. And we're getting late reviews on the true wireless.

Eric Landry^  Believe me, I've read them. Is that a product that we can assume is at the segment margin?

Patrick Lavelle^  Yes. You can assume that, yes.

Eric Landry^  Great. And is that going to be on T-Mall?

Patrick Lavelle^  Yes. Those are some of the things that are planned for them.

Eric Landry^  Okay. Great. To me it looks like a fantastic product, and I'm really excited to see how you're doing it.  Now this is, sort of, kind of, a dumb question here, but is there any sort of IP protection on that case?

Patrick Lavelle^  The -- No. No, there isn't. The only IP protection on the unit is the shape of the earplugs.

Eric Landry^  Yes. Right. And you're not nervous that there's going to be an issue in China with that?

Patrick Lavelle^  Well, we fought (inaudible) claims and (inaudible) product over the years. It's a constant battle with the Klipsch brand, but it's going to exist. We're to monitor the situation, and we will do our best to protect our position.

Eric Landry^  Okay.

Patrick Lavelle^  Just -- by the way, the $2.1 million pickup that we had on the expenses last year was the award of legal fees on counterfeiter claim that Klipsch against the counterfeiters. So we are very active and very protective position of the Klipsch products.

Eric Landry^  Okay. Real quick here, any comments on the initial selling for that (inaudible) true wireless?

Patrick Lavelle^  We're out of stock.

Eric Landry^  Okay. Lastly, the product recall in ASA, was that a one-timer, or is that sort of an ongoing thing?

Charles Stoehr^  Do we call an ASA?

Patrick Lavelle^  That will -- they will be handling that over the course of this next fiscal year. So we can look forward to so it's not a one-time effect this quarter.

Eric Landry^  Okay. We're going to look forward to lower earnings for a year now in that thing?

Patrick Lavelle^  That would offset some of the increases, but ASA has got some very positive things happening in other segments of their market that can offset it.

Operator^  (Operator Instructions) And we have Thomas Kahn with Kahn Brothers.

Thomas Kahn^  John, this is a very, I would say, disappointing release, and I've listened a long time, John. Our clients own maybe 17% of the company stock. And if you're going to listen to the release, the calls from the past, let's say 3 years is always some optimistic statements in the call the close.

And for some reason the optimism, John, never comes through. The way we look at it is, it's probably $7 a shared of liquid assets, and then some more in the way of net assets. So the compensation package regardless of what a paid consultant says to you, kind of, doesn't make sense.

I mean you have to hit $5 and there's $7 of cash in ASA liquid assets. I mean it's all wrong from my perspective. I mean the way these things should be done, John, if there were in shareholder interests, would be like stretch options. Very large options with a $10, $15, $20 strike price to align the shareholder interest with the management.

Now I remember that you said in a public meeting that our company stock was worth 4 or 5x the $7 price that we're selling for. Now maybe you had a bad mushroom for breakfast in your omelette, so maybe well that numbers is wrong, maybe it's not worth it [28 to 35.]

Maybe it's worth less, but we all know that is mostly undervalued. So the compensation plan, irrespective of what was said by consultant, doesn't make any sense.

I'd like to see, by the way I copy of the compensation plan, if you would please make a filing, so we all the shareholder can look at it because it's way off base as far as I'm concerned.

Patrick Lavelle^  Tom, let me address that, and we will be putting out a -- is in the 10-Q with the compensation plans as far as...

Thomas Kahn^  With the name of the consultant because I want to be sure not to use those guys again. And I have to tell you that I can't recommend to our clients that they vote for this management board whatever because of what I just said. I can't recommend it. I mean our stock is...

Patrick Lavelle ^  I think when you read the agreement, you'll realize that there are stretch goals, okay. The amount of awards depend on us, at least me, for example getting to a $15 share price. So when you read the agreement, I think, you'll have a different look at it. And we can hold that and you and I can discuss it when we're here for the shareholders meeting.

Thomas Kahn ^  Okay. That's perfectly all right, John. But I will say that I think what the $5 price, when I look at ASa and cash being what $7 right now today going nowhere, doing nothing, John, seems to me to be a giveaway.

And I like that, I'm a nice guy, I don't want you giving away things to him. But we're talking about shareholder value and shareholder assets. And I don't believe is conscionable.

Regardless, you can always get the consultant to say anything you want. But I just think is unconscionable, if there's $7 worth of ASA and cash in here, and Pat has a contingency or $5? Well, what am I missing here?

Patrick Lavelle ^  You're missing the point.

Thomas Kahn ^  I hope John will be at the meeting, I'm sure he will be able to talk about this with us. I still -- our stock is so cheap. I still -- I'm always very concerned about managers not buying shares when the windows open for their own account because there's nothing better than (inaudible) or somebody (inaudible) or somebody else stepping up to the plate and putting $50 or $100 into it or any of the other directors. There's something wrong here, and I can't tell you.

Patrick Lavelle^  I think, Tom, let me -- read the contracts, and then we'll have a discussion because you're missing a big portion of it so...

Thomas Kahn^  I will read absent anybody telling us and I think anything for the country. We are not going to work with management because we're not happy. You can see the price of the stock for the past 5 years during one of the biggest bull markets in American history.

And you can listen to the tapes recorder, John, to see what Pat says, that pretty much optimistic saying of 1 kind or another. And there something wrong, but we'll discuss it at the meeting.

Patrick Lavelle ^  Sounds good. Let's move on.

Operator^  And the next question comes from the line of Brad Leonard from BML Capital Management.

Braden Leonard^  I have 1 question. On the comp plan, those have not been filed yet, right? The point of actual plan, the contracts? So the detail on the queue, but I didn't see anything else. There was no are there detail on that, was it?

Patrick Lavelle^  No. But it will be filed.

Braden Leonard^  Okay. Okay. We'll look for that. And so, here's my -- I think you guys have done a lot of -- taking a lot of steps to try to clean up the reporting structure, realized some asset value and try to get the value recognized in the stock.

I mean this is very easy. When I look at this, I mean you're going to have $3 in that cash, you've got a bunch of real estate that you own. You said that comes as our president (inaudible) and let's say that's worth $5, and ASA is worth [250 or 3] this is really get to our surprise and so the basis is where it may be not what you paid for but it's got to be worth I don't know for dollars, $4, $5 a share probably.

Patrick Lavelle^  I would think, I would disagree. The Klipsch acquisition would probably sell for more than what we paid for it at this point.

Braden Leonard^  Okay. Well that's great. I don't think you probably know better than me, I'm trying to be conservative here. But that would be even better if it's worth that. The rest of the CE is worth maybe nothing, I don't know. If that's been conserving again, it might be worth something.

Autos worth $1 to $2 a share, and EyeLock is worth an unknown. That's I, kind of, how I add this back at the back of envelope least at that level up and a master with a dollars worth. Could be what a lot, could be with nothing.

So my back of the unlock map with Klipsch being worth less than you think it is like [$12.50 or $15]a share. And thinking this is really exciting I mean I should be stepping on this thing. And so here's my biggest concern I mean you taking a lot of steps to utilize some value and try to clean this up.

Is -- if my math is in more ballpark correct, why are we not just dismantling the company? And selling off their partners and returning cash to shareholders and everybody goes on that happy way versus and here the risk, right, for me is the unknown risks that you're going to take this part of cash and your asset value, you're going to buy some acquisition and make do something that doesn't work out and all of a sudden we're just spending stuff and ends up being like a 360Fly or potentially EyeLock and EyeLock is unknown.

Hopefully, it's what hit him and we're going to all secret results from that. But that's my risk. And I know that John owns a ton of stock. So he's got a lot of skin in the game here. And -- but -- help me to have comfort that wanted to do something stupid that we're really going to do the best thing and try to realize the value of this company.

And whether that's dismantling it and everybody goes home and we sell off the divisions? Or you would do something smart with your asset value and/or keep the earnings full point where it looks like there's enough value there to create a stock value $10, $12 or $14 a share. I know that was a really good question but I like to hear your thoughts.

Patrick Lavelle^  No we get it.

John Shalam^  Brad, you're absolutely correct in your appraisal. This is John Shalam, and you're absolutely correct in your appraisal. And we are well aware of all the points you have mentioned.

But before dismantling the company, we really believe the potential of VOXX is very substantial and is not reflected in the shared value right now partially stuck. And if you want to try and sell the company right now based on these stock valuations, I don't think the shareholders would come up with anything of real value.

We do believe very strongly in the potential of restructuring that have taken place the plans now for the different divisions possible acquisitions to render existing businesses should all make a substantial contribution to the future, revenue and earnings of this corporation, which will then be accurately reflected in the price of the stock.

And I'm not sure at that age to the advantage of the shareholders to dismantle as you call it the by the presell of bits and pieces at this time. I think if we can materialize our plans now, and with cash that we have and the bank and we are debt-free, we have a potential to share a much better performance and a much better improvement. So that's our plan.

Operator^  And our next question comes from the line of Thomas Kahn with Kahn Brothers.

Thomas Kahn^  As a follow up, I don't believe that other things going to be sold of course, I can prove it unless John would tell us that John stock has a very low basis and probably would result in a taxable event. So I think the best way to kind of realize these large values were talking about share repurchase.

That's the best way because if John Shalam has a low basis why would he sell it now? Doesn't make sense. Is the state can select whether stepped up from higher basis I think. So I think the best thing and I'm really distressed trying to see that some of your directors or not buying shares.

I mean they take vacations, they buy cars, summer houses, winter houses, whatever but if they want to sit on this Board, they should step up to the plate and put their money where their mouth is.

John Shalam^  We're well aware of that Tom, and you've made this point very clearly and amply in the past. And I think now you will see some changes taking place as we go along.

And during the term of all my materialistic value for my stock it's not a tax problem, Tom, it's a problem the lowest price of the stock right now. I think it's worth a lot more as you do.

And I am in no hurry to disclose our precious and I'm not sure everyone so measures altogether. Assuming that I can decide as we go along. But right now it's not a tax problem it's more of a valuation problem in getting Wall Street to recognize the value that's in the stock of VOXX and in our services and cash and our holdings and that's what were working on.

Thomas Kahn^  Well, that's a good answer and I think that one of the things that will help our share price would be if people were on the inside, not you, but directors and so forth. When they're permitted, step up to the plate and buy shares. They don't do it, they are reluctant, there's something wrong. I don't understand it. If the stock is worth $10 or $15 or $20, why aren't these directors stepping up to the plate?

Patrick Lavelle^  They have in the past, Tom, and I think you'll see that they'll continue in the future and as I've indicated in my comments earlier all of these management's plans are based on having more stock the bonus is based on stock not cash dnoncash, which will put more stock into the hands of management and the lines of more with the show respect that was the intent of what we went out to do with the advisors, that's exactly what happened. So I think after you read the agreement, you'll see that that was -- what was accomplished.

Thomas Kahn^  We'll talk at the meeting, John. I think you've been getting bad advice. I haven't read this report yet but the way I see that advice, John, is if I look over the past 16 quarters and I listen to the calls, the shareholder calls, I think you've been somehow getting bad advice. But we can talk further at the meeting.

John Shalam^  Well a lot of recommendations to be honest have come from you, Tom.

Thomas Kahn^  For then you've been getting bad advice for me but I will tell you that if you look back over the past 3 or 4 years they have been problems. And we can talk.

John Shalam^  Yes, they have been and we'll talk again and we'll see you in a couple.

Patrick Lavelle^  When we get together we'll talk because again, your suggestions over the past years to apply first cause investors, banks, advisors, comp advisors, we've used some of the best in the industry. So from that standpoint, I'm not concerned with any of your comments because the plans were thoroughly vetted and thoroughly laid out.

Thomas Kahn^  I'm not accusing you of doing anything improper or illegal. I'm not accusing you of that. Don't even go there. I'm accusing management and the Board of making poor judgments, business judgments, which have been poor.

Patrick Lavelle^  I get that. But if you will accuse the Board of and management of making poor acquisitions like in the case of Hirschmann will be turned around and made $45 million and in the case of Klipsch where Klipsch is -- we will -- I can certainly sell for more money than we paid for it, okay. And they are doing well. So some of the comments, I understand you're upset with the stock price. That's fine. But some of the other comments are not terribly correct.

Thomas Kahn^  I'm not upset so much for the stock price as I'm upset with the judgments and decisions of my fiduciaries, my directors. That's what I'm upset with.

That they mostly don't have skin in the game and they been making some good place some bad decisions and they don't seem to be motivated but what I motivated by, which is we own clients on what, 17% of the stock so I have to talk to them every day about the decisions you guys are making.

Patrick Lavelle^  Yes. I get it. And I hopefully -- the plans that we've laid out on the new changes that we've made and that divestitures and the reutilization of capital that we have here now in the company, we have no debt, we're estimated to be sitting on north of 100 -- north of $80 million in cash after we close the German acquisitions will allow us to do the things that we've talked about as far as buyback stock to help the share prioress potentially do a dividend but also help though some of our EBITDA and leverage our existing overhead here in the states to generate better returns on any acquisitions that we do. That's the basic game plan and that's what you'll see us to over the next few quarters.

Operator^  All right ladies and gentlemen, thank you for participating in today's conference. Thank you for interest.

Patrick Lavelle^  Thanks for your interest in VOXX and looking to implement the plans and stock.  Have a good day, and rest of the summer. Thank you.